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COMPANIES (AVNT)                                                          PAGE 1

AVANT! MOVES INTO IC LOGIC DESIGN, AGREES TO MERGE WITH FRONTLINE
DESIGN AUTOMATION

OCTOBER 10, 1996, 4:06 PM EDT

SUNNYVALE, Calif.--(BUSINESS WIRE)--Oct. 10, 1996--Avant! Corporation (Nasdaq:
AVNT) today announced that they have reached a definitive agreement to merge with FrontLine Design Automation, a three-year-old privately held software company specializing in high-performance hardware description language (HDL) simulation technology.

With this merger, Avant! intends to deliver on its commitment to provide a complete integrated circuit design automation (ICDA) solution for deep submicron IC design.

The transaction, which Avant! intends to account for as a pooling of interests, was approved by both companies' boards of directors and is expected to close in the fourth quarter of 1996. Under the terms of the merger agreement, Avant! will issue an aggregate of approximately 2.2 million shares and options to purchase shares of Avant! common stock in exchange for all of FrontLine's outstanding equity interests. The closing of the merger is subject to regulatory and FrontLine shareholder approval, the availability of pooling-of-interests accounting treatment, and certain other customary closing conditions. Avant! believes the transaction will be non-dilutive for Avant! shareholders.

"We founded FrontLine to address the HDL simulation speed and capacity bottleneck that designers of high-complexity ICs found when they began working with deep submicron technologies," said Badruddin Agarwala, FrontLine's president. "Our strategy was to develop a unified simulation architecture and a complete set of the fastest simulation engines in the industry, and we have been very successful in executing that strategy."

Agarwala continued, "FrontLine is the clear technology leader in simulation. We were the first to deliver direct RTL and gate-level cycle-based simulation support, and now with our multi-threaded cycle-based simulation, we have unmatched performance in the marketplace. To achieve maximum leverage for this technology, we needed a much larger distribution channel. Combined with Avant!, we have an established, powerful distribution channel that would otherwise have taken much longer for FrontLine to build.

"HDL simulation is an important step in mainstream IC design," said Gerald C. Hsu, Avant!'s chairman, president and CEO. "By merging with FrontLine, we will have five of the six major technologies in the deep submicron methodology flowall best-of-breed technologies."

The IC design methodology typically includes HDL simulation and logic synthesis ("front-end" tools), and layout, circuit simulation, analysis and verification ("back-end" tools). To meet performance, complexity, and time-to market requirements, designers of deep submicron ICs are demanding better integration between front- and back-end design tools. To help meet this demand, Avant! will use FrontLine's leading Verilog HDL simulation technology to enhance its Planet family of floorplanning tools.

Floorplanning, the link between front-end logic design and back-end physical design, enables designers to quickly and accurately estimate IC performance and size early in the design cycle, and to reduce the iterations between synthesis and layout.

Avant! is known for its technology leadership in ICDA. With the introduction of five new products internally developed by its R&D team this year, the Company already provides a comprehensive solution for high-performance deep submicron physical design. Avant!'s product suite includes hierarchical timing-driven floorplanning and layout, physical timing optimization, circuit simulation and physical analysis, parasitic extraction and delay analysis, and hierarchical physical verification.

About FrontLine

FrontLine Design Automation develops and markets an innovative line of Verilog simulation solutions to improve the productivity of hardware logic designers. FrontLine has developed a unified HDL simulation architecture with true Verilog compatibility that offers:

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COMPANIES (AVNT)                                                          PAGE 2

Multiple levels of abstraction (behavioral, RTL, and gate) Multiple simulation algorithms (event-driven and cycle-based) Multiple HDL compilation techniques (interpreted and compiled)

FrontLine's products run on UNIX and Windows, and provide a multi-engine architecture with high-performance cycle-based and event-driven simulation support. The tools are used by designers of complex ICs and field-programmable gate arrays (FPGAs) to verify the functionality of their chips and systems prior to manufacturing. FrontLine is a privately held company with financial backing provided by Dr. Prabhu Goel, a widely acknowledged proponent of top-down design methodology and previously the founder of Gateway Design Automation. Major FrontLine customers include C-Cube, Digital, Fujitsu, Hitachi, Oki, Seiko Epson and Silicon Graphics. FrontLine employs about 30 people. Company headquarters are located in San Jose, Calif., telephone 408/456-222. World Wide Web site: http://www.frontline.com.

About Avant!

Avant! Corporation develops, markets, and supports ICDA software for deep submicron ICs, microprocessors, microcontrollers, application-specific standard products (ASSPs) and complex ASICs. Avant! recently merged with Anagram, Inc., a privately held company specializing in circuit simulation and timing and power analysis software for deep submicron IC designs. Avant! has a definitive agreement to merge with Meta-Software, Inc. Company headquarters are located in Sunnyvale, California, telephone 408/738-8881. World Wide Web site: http://www.avanticorp.com.

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